Exhibit 99.2

Joint Filer Information

Joint Filers:

1. Name:	Warburg Pincus LLC

Address:	450 LEXINGTON AVENUE

New York, NY 10017

2. Name:	Charles R. Kaye

Address:	c/o Warburg Pincus LLC

450 LEXINGTON AVENUE

New York, NY 10017

3. Name:	Joseph P. Landy

Address:	c/o Warburg Pincus LLC

450 LEXINGTON AVENUE

New York, NY 10017